EXHIBIT 99.1

3D Systems Reports Operating Results for Third Quarter and First Nine Months of 2008

ROCK HILL, S.C., Nov. 5, 2008 (GLOBE NEWSWIRE) -- 3D Systems Corporation (Nasdaq:TDSC), a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing solutions, announced today its operating results for the third quarter and first nine months of 2008. The company also announced the filing with the SEC today of its Quarterly Report on Form 10-Q for the period ended September 30, 2008.

The company will hold a conference call and simultaneous webcast to discuss these operating results tomorrow morning, November 6, 2008 at 9:00 a.m., Eastern Time. Additional information relating to that call and webcast is provided below.

Operating highlights for the third quarter of 2008, compared to the 2007 third quarter, were as follows:

    *  Revenue declined by 7% to $35.6 million, primarily due to a shortfall in large-frame systems' sales that was partially offset by higher materials' sales and by higher sales of 3-D
       Printers.

    *  Gross profit decreased by 13% to $13.8 million as lower margins on systems' revenue more than offset higher materials'
       and services' margins. Gross profit margin improved by 3
       percentage points sequentially over the second quarter of 2008.

    *  Operating expenses declined by 8% to $14.3 million as a result of continued SG&A reductions that were partially
       offset by an increase in R&D spending.

The company also reported:

    *  a $0.5 million operating loss, reversing $0.4 million of operating income in the third quarter of 2007;

    *  a $1.0 million net loss, reversing $0.3 million of net
       income in the third quarter of 2007; and

    *  a $0.04 diluted loss per share, reversing $0.01 of diluted earnings per share in the third quarter of 2007.

    *  unrestricted cash declined by $1.0 million during the
       quarter to $18.1 million at September 30. Reflecting on the importance of cash during these trying times, the company
       reported that it had a $19.5 million unrestricted bank
       balance as of November 4th.

"I remain disappointed by the company's overall operating performance so far this year notwithstanding the sequential 3 percentage point improvement in gross profit margin that we achieved from the second quarter to the third quarter of 2008, our 12% growth in materials' revenue over the third quarter of 2007, and the year-to-date progress that we have made in reducing our operating expenses," said Abe Reichental, President and Chief Executive Officer of 3D Systems.

"While I recognize that our year-to-date results have been adversely impacted by the difficult global business climate and, more directly, by the credit crisis that intensified during the latter part of the third quarter and contributed to some $2 million of revenue shortfall from large-frame systems compared to our mid-September expectations, I am not at all satisfied with our overall progress to date and with the slower than expected progress that we have made this year against some of our key initiatives," continued Reichental.

"Accordingly, and in light of the current difficult economic conditions, during the third quarter we took additional steps to manage our discretionary expenses downward, to conserve cash and to accelerate our planned new product introductions," continued Reichental. "We are pleased that, during what appears to be a down cycle in paid-parts' marketplace demand among our service providers, our integrated materials' revenue increased some 38 percent over the last six months, indicating that our materials' strategy, which is at the heart of our longer-term business model, is continuing to gain positive momentum even during difficult economic times," continued Reichental.

                          Operating Highlights
                Third Quarter and First Nine Months of 2008
                ($ in millions except for per share amounts)

 ---------------------------------------------------------------------
                          Third Quarter            First Nine Months
                   ---------------------------------------------------
  Operating                            %                          %
  Highlights        2008    2007    Change    2008     2007    Change
 ---------------------------------------------------------------------
 Revenue            $35.6   $38.2   (6.9%)   $104.0   $111.6   (6.8%)
 ---------------------------------------------------------------------
 Gross profit       $13.8   $15.9             $40.5    $45.3
                                   (13.5%)                    (10.6%)
  % of Revenue        39%     42%               39%      41%
 ---------------------------------------------------------------------
 Operating
  expenses          $14.3   $15.5             $47.1    $51.9
                                    (7.6%)                     (9.2%)
  % of Revenue        40%     41%               45%      46%
 ---------------------------------------------------------------------
 Operating
  income (loss)    ($0.5)    $0.4     n/a    ($6.6)   ($6.6)   (0.4%)
 ---------------------------------------------------------------------
 Net income
  (loss)           ($1.0)    $0.3     n/a    ($8.0)   ($8.1)     1.1%
 =====================================================================
 Diluted
  earnings
 (loss) per
 share            ($0.04)   $0.01     n/a   ($0.36)  ($0.40)    10.0%
 ---------------------------------------------------------------------
 Unrestricted
  cash             $18.1    $25.5  (28.9%)   $18.1    $25.5    (28.9%)
 ---------------------------------------------------------------------
 Depreciation
  and amorti-
  zation             $1.8    $1.8              $5.0     $5.4
  % of Revenue         5%      5%     1.6%       5%       5%    (9.1%)
 ---------------------------------------------------------------------

Revenue

Revenue from engineered materials and composites increased by 12% in the third quarter of 2008 to $16.3 million from $14.6 million in the third quarter of 2007, primarily due to the growing contribution of recurring revenue from the company's newer integrated systems. For the third quarter of 2008, integrated materials accounted for 27% of all materials' revenue, reflecting a 5 percentage point improvement over the materials' revenue for the company's installed base of systems since the first quarter of 2008. Notwithstanding this double-digit growth, materials' revenue fell some $0.5 million short of the company's mid-September expectations.

Systems' revenue decreased by 30% to $10.2 million from $14.5 million in the third quarter of 2007, as the company continued to experience an extended selling cycle. Slower customer spending on high-end, large-frame systems pushed anticipated orders into subsequent quarters. This reflected in part the company's heavy reliance on high-end, large-frame systems' sales in a contracting economy. It also highlighted the company's limited offering in the sub-$500,000 systems category. The company has been working for some time to enhance its offering within this category and in line with that has introduced several new systems, including the iPro(tm) 8000 and sPro(tm) 140 Precision Centers. Notwithstanding the company's receipt of several high-end, large-frame orders from leading automotive companies during the third quarter that these customers had deferred during the previous two quarters, revenue from large-frame systems accounted for only 31% of total systems' revenue for the third quarter.

The company sold a higher number of 3-D Printers during the third quarter of 2008. However, the associated 50% increase in revenue from these Printers over the comparable 2007 quarter was not enough to overcome the decline in revenue from the company's high-end, large-frame systems and in and of itself fell some $0.5 million short of the company's mid-September expectations.

"While the growth in our 3-D Printing business may seem to defy conventional expectations in the current economic environment, I believe that our performance suggests that our new products, which target new digital dental manufacturing and other high definition Rapid Manufacturing and design applications, are gaining positive traction," added Reichental.

Sales of 3-D Printers and other small-frame systems increased as a portion of total systems' sales, increasing to 69% of systems' revenue from 53% of systems' revenue in the third quarter of 2007. As a general matter, 3-D Printers and other small-frame systems have lower gross profit margins than large-frame systems.

Service revenue remained substantially flat compared to the third quarter of 2007.

The company reported that 34% of its consolidated revenue for the quarter was generated from new products that were introduced to the market since 2005.

At September 30, 2008, backlog decreased to approximately $1.0 million compared with the $1.1 million of backlog at June 30, 2008. The company believes that this level of backlog is consistent with the normal operating trends in its business, which are not generally dependent on backlog.

Gross Profit

Consolidated gross profit for the third quarter of 2008 declined by 13% to $13.8 million primarily on lower systems' volume.

Consolidated gross profit margin decreased by almost 3 percentage points to 39% for the third quarter of 2008 from 42% in the 2007 period primarily as a result of the decline in large-frame systems' sales, which resulted in the absorption of overhead over fewer units, a change in systems' revenue mix toward 3-D Printers and other small-frame systems, and the other items that are discussed below.

The company believes that these additional items negatively affected its gross profit margin in the third quarter of 2008 by another 2 percentage points after reflecting the offsetting favorable effect of foreign currency translation on revenue with the unfavorable effect of foreign currency translation on cost of goods sold for the quarter.

These other items included:

    *  costs associated with the company's 3-D Printer inventory, including the initial planned build up of V-Flash(r) finished goods inventory in anticipation of commercial shipments of that new system;

    *  duplicate supply-chain costs related to the company's
       relocation of its domestic logistics activities to its Rock
       Hill facility, which it completed in the third quarter; and

    *  the unfavorable effect of foreign currency translation on cost of goods sold, which the company believes on a net basis
       reduced its gross profit margin by 40 basis points for the third quarter.

The company also implemented a series of other initiatives aimed at improving its gross profit margins, and it believes that these deliberate initiatives resulted in a 2 percentage point improvement to its materials' margin to 63% from 61% and improved service margins by 11 percentage points to 27% from 16%. Additionally, the company expects to gain approximately $1 million of improvements in its gross profit margin during the next two quarters, as a result of the successful completion of the initiatives discussed above.

Despite the decline in gross profit margin compared to the 2007 third quarter, gross profit margin for the third quarter of 2008 sequentially improved by nearly 3 percentage points from the second quarter of 2008, reflecting in part the absence in the third quarter of the high incidence of used-equipment sales that the company experienced in the second quarter, which the company believes suppressed its second-quarter margins by 200 basis points.

Operating Expenses

Operating expenses continued their favorable downward trend in the third quarter of 2008, declining by 8% to $14.3 million from $15.5 million in the third quarter of 2007. This decrease reflected lower selling, general and administrative expenses and was partly offset by $0.3 million of higher research and development expenses that arose from the company's accelerated new product development activities. Notwithstanding the $0.5 million increase in the company's legal spending during the quarter arising from its previously disclosed litigation activities, on a sequential-quarter basis, operating expenses declined by 11% or $1.8 million from the second quarter to the third quarter of this year.

"In anticipation of the difficult economic climate ahead of us and its uncertain duration, we undertook a series of additional cost reduction programs during the third quarter, including the curtailment of various, non-critical planned expenses for the balance of 2008 and beyond," commented Reichental. "While I believe that we have made good progress in curtailing our operating expenses, as evidenced by their sequential improvement this year, we have not yet achieved our stated targets. Reflecting on our actual SG&A performance and factoring in our planned marketing activities for the remainder of this year and the uncertainty of our legal expenses due to pending litigation, I expect SG&A expenses for the fourth quarter of 2008 to fall into the range of $10 million to $11 million."

R&D expenses increased to $3.9 million in the third quarter of 2008 from $3.6 million in the third quarter of 2007, and the company expects to incur approximately $4 million of R&D expenses in the fourth quarter of 2008.

Consistent with its belief that shorter product life cycles and the development of systems that are specifically targeted to perform at the right price points and to improve its customers' bottom line can stimulate higher sales during down economic periods, the company stepped up its new product introduction activities during the latter part of the third quarter and announced the introduction of seven new products and systems that it plans to commercialize during the fourth quarter of 2008 and the first quarter of 2009. The company expects these new systems to contribute favorably to its revenue starting in the fourth quarter.

Cash and Working Capital

Despite the contracting economy in which the company operated during the third quarter, its unrestricted cash declined by only $1.0 million to $18.1 million at September 30, 2008 from $19.1 million at June 30, 2008, reflecting its efforts to conserve cash by reducing operating expenses and managing working capital through inventory reductions.

Accounts receivable, net decreased to $24.2 million at September 30, 2008 from $28.5 million at June 30, 2008 primarily due to the company's lower third-quarter revenue and improvement in days' sales outstanding to 63 days at September 30, 2008 from 70 days at June 30, 2008.

At September 30, 2008, inventories decreased to $23.9 million from $26.1 million at June 30 2008, reflecting some progress in the company's efforts to reduce its inventory. Based on the company's current go-to-market strategy, it still expects inventories to decline to between $20 million to $22 million by the end of 2008.

"We believe that our financial resources are adequate for our current and anticipated future needs during this trying economic period. We continue to focus on improving our working capital management, in order to pursue our near-term growth opportunities vigorously," continued Reichental. "Notwithstanding the downturn that we experienced in the capital equipment market, we believe that our recently released innovative and well positioned seven new products should help our manufacturing customers by reducing their development costs, shortening their time to market, and providing real economic cost-savings alternatives to their traditional manufacturing processes. Accordingly, we expect that these factors will help drive stronger demand for our products during this uncertain economic period."

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio webcast to discuss its financial results for the third quarter and first nine months of 2008 tomorrow morning, November 6, 2008, at 9:00 a.m. Eastern Time.

    *  To access the Conference Call, dial 1-888-336-3485
       (or 706-634-0653 from outside the United States). The
       confirmation code is 70611607.

    *  To access the audio webcast, log onto 3D Systems' Web site at www.3dsystems.com/ir. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation.
       The webcast will be available for replay beginning
       approximately three hours after completion of the call
       at: www.3dsystems.com/ir.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

                      3D SYSTEMS CORPORATION
         Condensed Consolidated Statements of Operations
    Quarter and Nine Months Ended September 30, 2008 and 2007
                           (Unaudited)

                               Quarter Ended       Nine Months Ended
                                 Sept. 30,             Sept. 30,
                            -------------------   -------------------
 (in thousands, except
  per share amounts)          2008       2007       2008       2007
                            --------   --------   --------   --------

 Revenue:
  Products                  $ 26,559   $ 29,142   $ 77,037   $ 85,292
  Services                     9,018      9,086     26,983     26,294
                            --------   --------   --------   --------
     Total revenue            35,577     38,228    104,020    111,586

 Cost of sales:
  Products                    15,174     15,522     42,696     45,450
  Services                     6,615      6,768     20,790     20,816
                            --------   --------   --------   --------
     Total cost of sales      21,789     22,290     63,486     66,266
                            --------   --------   --------   --------

 Gross profit                 13,788     15,938     40,534     45,320
                            --------   --------   --------   --------

 Operating expenses:
  Selling, general and
   administrative             10,414     11,883     36,033     41,647
  Research and
   development                 3,916      3,623     11,091     10,238
                            --------   --------   --------   --------
     Total operating
      expenses                14,330     15,506     47,124     51,885
                            --------   --------   --------   --------

 Operating income (loss)        (542)       432     (6,590)    (6,565)
 Interest expense
  (income) and other,
  net                             87       (146)       357      1,099
                            --------   --------   --------   --------

 Income (loss) before
  provision for income
  taxes                         (629)       578     (6,947)    (7,664)
 Provision for income
  taxes                          360        248      1,056        429
                            --------   --------   --------   --------
 Net income (loss)          $   (989)  $    330   $ (8,003)  $ (8,093)
                            ========   ========   ========   ========

 Basic earnings (loss)
  per share (1)             $  (0.04)  $   0.02   $  (0.36)  $  (0.40)
                            ========   ========   ========   ========
 Diluted earnings
  (loss) per share (1)      $  (0.04)  $   0.01   $  (0.36)  $  (0.40)
                            ========   ========   ========   ========

(1) See Schedule 1 for the calculation of basic and diluted
    earnings (loss) per share.

                          3D SYSTEMS CORPORATION
                  Condensed Consolidated Balance Sheets
                 September 30, 2008 and December 31, 2007
                               (Unaudited)

 (in thousands)                                 2008          2007
                                              --------      --------

                     ASSETS

 Current assets:
  Cash and cash equivalents                   $ 18,119      $ 29,689
  Accounts receivable, net                      24,181        31,115
  Inventories, net                              23,914        20,041
  Prepaid expenses and other current
   assets                                        2,100         4,429
  Deferred income tax assets                       664           693
  Restricted cash                                1,200         1,200
  Assets held for sale, net                      3,454         3,454
                                              --------      --------
      Total current assets                      73,632        90,621

 Property and equipment, net                    24,891        21,331
 Goodwill                                       47,635        47,682
 Other intangible assets, net                    4,055         5,170
 Other assets, net                               2,466         2,581
                                              --------      --------
                                              $152,679      $167,385
                                              ========      ========

      LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Industrial development bonds
   related to assets held for sale            $  3,085      $  3,325
  Current portion of capitalized
   lease obligations                               192           181
  Accounts payable                              16,438        20,712
  Accrued liabilities                           10,059        12,248
  Customer deposits                              1,589         1,537
  Deferred revenue                              10,083        11,712
                                              --------      --------
     Total current liabilities                  41,446        49,715

 Long-term portion of capitalized lease
  obligations                                    8,517         8,663
 Other liabilities                               4,175         4,238
                                              --------      --------
        Total liabilities                       54,138        62,616
                                              --------      --------

 Stockholders' equity:
  Common stock, authorized 60,000
   shares, issued and outstanding
   22,424 shares (2008) and 22,224
   shares (2007)                                    22            22
  Additional paid-in capital                   175,887       173,645
  Treasury stock, at cost; 58 shares
   (2008) and 50 shares (2007)                    (118)         (111)
  Accumulated deficit in earnings              (80,406)      (72,403)
  Accumulated other comprehensive income         3,156         3,616
                                              --------      --------
     Total stockholders' equity                 98,541       104,769
                                              --------      --------
                                              $152,679      $167,385
                                              ========      ========

                             3D SYSTEMS CORPORATION
                 Condensed Consolidated Statements of Cash Flow
                  Nine Months Ended September 30, 2008 and 2007
                                   (Unaudited)

                                           Nine Months Ended Sept. 30,
                                           --------------------------
 (in thousands)                               2008            2007
                                            --------        --------

 Cash flow from operating activities:
 Net loss                                   $ (8,003)       $ (8,093)
  Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities:
 Provision for (benefit of) deferred
  income taxes                                    29             (48)
 Depreciation and amortization                 4,953           5,449
 Provision for bad debts                         745             309
 Stock-based compensation                      1,144           2,247
 Changes in operating accounts:
  Accounts receivable                          5,293           7,117
  Inventories                                 (6,765)          3,236
  Prepaid expenses and other
   current assets                              2,160           1,975
  Accounts payable                            (3,641)         (9,088)
  Accrued liabilities                         (2,320)         (1,279)
  Customer deposits                               60          (3,386)
  Deferred revenue                            (1,510)             95
  Other operating assets and liabilities         (71)             73
                                            --------        --------
 Net cash used in operating activities        (7,926)         (1,393)
                                            --------        --------

 Cash flow used in investing activities:
  Purchases of property and equipment         (4,032)           (966)
  Additions to license and patent costs         (352)           (521)
  Software development costs                      --            (502)
                                            --------        --------
 Net cash used in investing activities        (4,384)         (1,989)
                                            --------        --------

 Cash flow provided by financing
  activities:
  Bank borrowings (repayments)                    --          (8,200)
  Net proceeds from issuance of common
   stock                                          --          20,407
  Stock options and restricted stock
   proceeds                                    1,091           2,791
  Repayment of long-term debt                   (376)           (336)
                                            --------        --------
 Net cash provided by financing
  activities                                     715          14,662
                                            --------        --------

 Effect of exchange rate changes
  on cash                                         25            (139)
                                            --------        --------
 Net increase (decrease) in cash
  and cash equivalents                       (11,570)         11,141

 Cash and cash equivalents at the
  beginning of the period                     29,689          14,331
                                            --------        --------
 Cash and cash equivalents at the
  end of the period                         $ 18,119        $ 25,472
                                            ========        ========
 Supplemental Cash Flow Information:
 Interest payments                          $    713        $  1,015
 Income tax payments                             637           1,149
 Non-cash items:
  Cumulative effect of adopting FIN 48            --           1,208
  Conversion of 6% convertible
   subordinated debentures                        --          15,354
  Transfer of equipment from inventory
   to property and equipment                   4,899           1,264
  Transfer of equipment to inventory
   from property and equipment                 1,597             612

                                Schedule 1
                               (Unaudited)

 Following is a reconciliation of the numerator and denominator of the basic and diluted net earnings (loss) per share computations:

                                   Quarter Ended     Nine Months Ended
                                     Sept. 30,           Sept. 30,
                                ------------------  ------------------
 (in thousands, except per
  share amounts)                  2008      2007      2008      2007
                                --------  --------  --------  --------

 Basic and diluted
  earnings (loss) per share:
 Basic earnings (loss) per
  share:
 Numerator:
 Net income (loss)              $   (989) $    330  $ (8,003) $ (8,093)
                                ========  ========  ========  ========
 Denominator:
 Weighted average common
  shares outstanding              22,366    21,838    22,348    20,115
                                ========  ========  ========  ========

 Basic earnings (loss)
  per share                     $  (0.04) $   0.02  $  (0.36) $  (0.40)
                                ========  ========  ========  ========

 Diluted earnings (loss)
  per share:
 Numerator:
 Net income (loss)              $   (989) $    330  $ (8,003) $ (8,093)
                                ========  ========  ========  ========

 Denominator:
 Weighted average common
  shares outstanding              22,366    21,838    22,348    20,115
 Effect of dilutive
  securities:
 Stock options and
  restricted stock awards             --       661        --        --
                                --------  --------  --------  --------
 Diluted weighted average
  shares outstanding              22,366    22,499    22,348    20,115
                                ========  ========  ========  ========

 Diluted earnings (loss)
  per share                     $  (0.04) $   0.01  $  (0.36) $  (0.40)
                                ========  ========  ========  ========

CONTACT:  3D Systems Corporation
          Investor Contact:
          Chanda Hughes
            803-326-4010
            HughesC@3dsystems.com
          Media Contact:
          Katharina Hayes
            803-326-3941
            HayesK@3dsystems.com